EXHIBIT 99.1

Southern Community Financial Corporation
Announces Results for the Second Quarter 2010

Winston-Salem, NC – (MARKET WIRE) 07/22/2010 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, reported results for the second quarter of 2010.

Financial Highlights:

•
Net income before preferred dividends of $261 thousand and net loss after preferred dividends of $371 thousand for second quarter 2010 represents an improvement of $4.9 million sequentially and $2.9 million year-over-year;

•	Net interest margin of 3.46% for second quarter 2010 increased 5 basis points on a linked quarter basis and 41 basis points year-over-year;
•	Year-over-year increases of 20% in demand deposits and 36% in interest bearing non-time deposits bolstered net interest margin;
•	Provision for loan losses of $5.5 million decreased $4.5 million compared to first quarter;
•	Linked quarter improvements in non-interest income of 11% in total and 21% excluding securities gains and other than temporary impairment writedowns;
•	Net charge-offs of $11.9 million, or 3.95% of average loans (annualized), up from $3.6 million, or 1.20% of average loans (annualized), in the first quarter;
•	Allowance for loan losses decreased to $29.6 million, or 2.47% of total loans, at June 30, 2010, compared to $36.0 million, or 2.98% of total loans, at March 31, 2010; and
•	Nonperforming assets increased to $74.3 million or 4.47% of total assets at June 30, 2010 from $70.9 million or 4.15% of total assets at March 31, 2010.

Southern Community Financial reported a reduction in the net loss available to common shareholders to $371 thousand in the second quarter of 2010, compared with a net loss of $5.2 million in the first quarter of 2010 and net loss of $3.3 million in the second quarter of 2009.  The net loss per diluted common share in the second quarter of 2010 also decreased to $0.02, compared to $0.31 in the first quarter of 2010 and $0.20 in the second quarter of 2009.

“While it is premature to say that this adverse credit cycle is behind us, we believe that we have identified our largest problem credits, and our allowance for loan losses at June 30, 2010 appropriately reflects the risk inherent in our loan portfolio,” said F. Scott Bauer, Chairman and Chief Executive Officer. “During the second quarter of 2010, we charged off a $4.2 million land development loan, which had specific reserves previously allocated. As we had anticipated, this loan accounted for a significant portion of our net charge-offs in the second quarter and the majority of the decrease in the allowance for loan losses during the second quarter. Additionally, we have made substantial progress in resolving other problem credits, and expect write-downs on foreclosed assets to moderate from current levels over the next few quarters. The additions that we are now seeing to nonperforming assets are less pronounced than we experienced in the previous two quarters.  Consequently, our allowance for loan losses reflects our expectation that the level of nonperforming loans will begin to moderate in the third quarter of 2010.

Our core bank operations continue to weather the current economic climate well. Our net interest income improved modestly compared to the first quarter and 7% on a year-over-year basis, due to our continued focus on improving our deposit mix towards lower cost deposits. Also during the second quarter on a linked quarter basis, our non-interest income in total increased 11% and non-interest income excluding securities gains and OTTI writedowns increased 21%. This increase is a direct result of our focus on our customers’ investment needs as well as the addition of new checking accounts and the resulting debit card income. Our pre-tax, pre-provision earnings improved 3% compared to the first quarter of 2010 and 274% compared to the second quarter of 2009 as a result of our strong core business and the absence of some nonrecurring prior period transactions.

Over the next few quarters, we anticipate continued slow loan demand due to the persistent economic drag across our footprint. Additionally, we believe that our funding costs will remain relatively stable. We remain well capitalized with ratios exceeding regulatory requirements and we expect to remain well capitalized.  I wish to thank our customers and shareholders for their strong support and our employees who continue to do an exceptional job.”

Asset Quality

Nonperforming loans increased to $55.5 million, or 4.63% of total loans, at June 30, 2010 from $50.6 million, or 4.19% of total loans, at March 31, 2010.  Nonperforming assets increased to $74.3 million, or 4.47% of total assets, at June 30, 2010 from $70.9 million, or 4.15% of total assets, at March 31, 2010 due primarily to a $4.9 million increase in nonperforming loans offset by a $1.5 million decrease in foreclosed assets during the quarter.  Net charge-offs totaled $11.9 million, or 3.95% of average loans on an annualized basis, an increase from $3.6 million, or 1.20% of average loans annualized, from the first quarter 2010.

The provision for loan losses of $5.5 million in the second quarter of 2010 decreased $4.5 million compared with the first quarter 2010.  The allowance for loan losses decreased $6.4 million during the second quarter to $29.6 million, or 2.47% of loans, at June 30, 2010 primarily due to a $4.2 million charge-off of specific reserves that were allocated in prior quarters.

Net Interest Income

Net interest income of $13.4 million in the second quarter of 2010 increased 1% compared to $13.2 million in the first quarter of 2010, and increased 7% compared to $12.6 million in the second quarter of 2009.  The net interest margin increased 5 basis points to 3.46% in the second quarter of 2010 compared with 3.41% in the first quarter of 2010, primarily due to lower deposit costs resulting from active liability management with an emphasis on improving the funding mix and lowering funding costs.  The modest sequential increase in net interest income in the second quarter of 2010 was due to the impact of the increase in net interest margin partially offset by the $13.6 million decrease in average loan balances. Compared to the second quarter of 2009, the net interest margin increased 41 basis points.  The year-over-year growth in net interest income in the second quarter of 2010 resulted primarily from the impact of the Company’s deposit and borrowing costs repricing lower than its asset yields which were positively impacted by the increased utilization of interest rate floors on a majority of variable rate loans.  Offsetting a portion of this favorable margin variance in comparing year-over-year net interest income was the decrease in average loan balances of $72.3 million, or 6%, attributable to a slowdown in loan demand due to the current economic environment.

Non-interest Income

Non-interest income increased by $439 thousand, or 11%, to $4.4 million during the second quarter of 2010 compared with the first quarter of 2010.  The increase in non-interest income primarily resulted from a $274 thousand increase in income from investment brokerage, $162 thousand increase in service charge income, $147 thousand increase in Small Business Investment Company (SBIC) income and a $186 thousand decrease in “other-than-temporary impairment” writedowns.  These favorable impacts were reduced by a $336 thousand decrease in gains on sales of investment securities.  On a year-over-year comparison, non-interest income in the second quarter of 2010 increased $1.8 million, or 68%, compared with the second quarter of 2009.  The year-over-year increase was primarily the result of $874 thousand net increase in derivatives gains, attributable primarily to $1.0 million write-off of collateral held by Lehman as swap counterparty in second quarter 2009, as well as increases in gains on sales of investment securities, SBIC income, income from investment brokerage and service charge income.

Non-interest Expenses

Non-interest expenses of $12.3 million during the second quarter of 2010 increased $490 thousand, or 4%, on a linked quarter basis.  The sequential increase in non-interest expenses was primarily due to the $335 thousand increase in expenses related to foreclosed assets, both write-downs on the carrying values and the costs of acquiring and maintaining foreclosed real estate, and the $198 thousand increase in legal expenses incurred primarily to assist in the resolution of problem credits.  Partially offsetting this, the Company reduced discretionary spending on a linked quarter basis by $148 thousand in salaries and employee benefits and $34 thousand in contributions.  The Company had a 3% sequential decrease in personnel expenses resulting from staff reductions and cost savings programs initiated in prior quarters, including a company-wide salary freeze and a reduction in 401(k) employer matching contributions.

Balance Sheet

As of June 30, 2010, total assets amounted to $1.7 billion, representing a decrease of $66.6 million, or 4%, year-over-year.  On a linked quarter basis, total assets decreased $47.1 million, or 3%.  The loan portfolio decreased by $9.9 million, or 1%, sequentially during the second quarter of 2010 and decreased by $52.6 million, or 4%, since June 30, 2009 due to decreased loan demand.  Total deposits of $1.3 billion at June 30, 2010 increased $49.1 million, or 4%, year-over-year.  Deposits decreased $14.1 million, or 1%, during the second quarter 2010 as the Company continued to shift its deposit mix toward lower cost money market and transaction accounts from certificates of deposit.  Non-interest bearing demand deposits increased $10.3 million, or 9%, and money market, savings, and NOW deposits increased $3.4 million, or 1%, while time deposits decreased $27.8 million, or 5%, compared to the first quarter of 2010.

At June 30, 2010, stockholders’ equity of $117.0 million represented 7.05% of total assets.  Stockholders’ equity increased $102 thousand, or less than 1%, from $116.9 million at March 31, 2010 primarily the result of an increase in other comprehensive income due to an increase in the fair values of investment securities available for sale partially offset by the second quarter loss discussed above.  Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Conference Call

Southern Community’s executive management team will host a conference call on July 23, 2010, at 9:30 am Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-874-1589 or 1-719-325-4827 and entering pass code 1824927.  A replay of the conference call can be accessed until 11:59 pm on August 6, 2010, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 1824927.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended					Six months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
Income Statement	2010	2010	2009	2009	2009	2010	2009

Total Interest Income	$20,439	$20,986	$22,092	$22,186	$22,451	$41,425	$45,195
Total Interest Expense	7,007	7,739	8,701	8,868	9,872	14,746	20,157
Net Interest Income	13,432	13,247	13,391	13,318	12,579	26,679	25,038

Provision for Loan Losses	5,500	10,000	18,000	6,000	6,000	15,500	10,000

Net Interest Income after Provision for Loan Losses	7,932	3,247	(4,609)	7,318	6,579	11,179	15,038

Non-Interest Income
Service Charges on Deposit Accounts	1,719	1,557	1,671	1,588	1,543	3,276	2,987
Income from mortgage banking activities	359	358	416	512	760	717	1,176
Investment brokerage and trust fees	509	235	292	359	212	744	508
SBIC income (loss) and management fees	323	176	(218)	171	(43)	499	195
Gain (Loss) on Sale of Investment Securities	1,018	1,354	—	735	500	2,372	501
Gain (Loss) and Net Cash Settlement on Economic Hedges	(38)	(31)	852	316	(912)	(69)	(934)
Other-than-temporary impairment	—	(186)	—	—	—	(186)	—
Other Income	502	490	513	508	550	992	758
Total Non-Interest Income	4,392	3,953	3,526	4,189	2,610	8,345	5,191

Non-Interest Expense
Salaries and Employee Benefits	5,321	5,469	5,385	5,690	5,897	10,790	11,427
Occupancy and Equipment	1,895	1,916	1,882	1,997	1,990	3,811	4,024
Goodwill Impairment	—	—	—	—	—	—	49,501
Other	5,117	4,458	6,311	4,934	5,834	9,575	9,347
Total Non-Interest Expense	12,333	11,843	13,578	12,621	13,721	24,176	74,299

Income (Loss) Before Taxes	(9)	(4,643)	(14,661)	(1,114)	(4,532)	(4,652)	(54,070)
Provision for Income Taxes	(270)	(32)	(3,944)	(683)	(1,845)	(302)	(2,059)

Net Income (Loss)	$261	$(4,611)	$(10,717)	$(431)	$(2,687)	$(4,350)	$(52,011)

Effective dividend on preferred stock	632	633	627	621	633	1,265	1,260

Net Income (loss) available to common shareholders	$(371)	$(5,244)	$(11,344)	$(1,052)	$(3,320)	$(5,615)	$(53,271)

Net Income (Loss) per Common Share
Basic	$(0.02)	$(0.31)	$(0.68)	$(0.06)	$(0.20)	$(0.33)	$(3.17)
Diluted	$(0.02)	$(0.31)	$(0.68)	$(0.06)	$(0.20)	$(0.33)	$(3.17)

Balance Sheet	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2010	2010	2009	2009	2009

Assets
Cash and due from Banks	$35,757	$33,885	$30,184	$22,953	$27,265
Federal Funds Sold & Int Bearing Balances	1,358	22,352	31,269	21,792	1,496
Investment Securities	307,595	335,519	323,700	323,800	333,722
Federal Home Loan Bank Stock	9,794	9,794	9,794	9,794	9,794

Loans held for sale	6,582	2,984	3,025	2,559	8,068

Loans	1,198,565	1,208,454	1,230,275	1,248,249	1,251,200
Allowance for Loan Losses	(29,609)	(36,007)	(29,638)	(20,807)	(19,390)
Net Loans	1,168,956	1,172,447	1,200,637	1,227,442	1,231,810

Bank Premises and Equipment	41,535	42,058	42,630	42,590	42,006
Foreclosed Assets	18,781	20,285	19,634	18,118	17,881
Other Assets	69,757	67,856	67,735	56,293	54,667

Total Assets	$1,660,115	$1,707,180	$1,728,608	$1,725,341	$1,726,709

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$123,573	$113,292	$118,372	$106,156	$103,205
Money market, savings and NOW	623,854	620,433	579,027	526,884	459,682
Time	545,420	573,229	616,671	646,039	680,875
Total Deposits	1,292,847	1,306,954	1,314,070	1,279,079	1,243,762

Borrowings	242,303	275,831	284,580	303,978	340,335
Accrued Expenses and Other Liabilities	7,981	7,513	7,961	8,222	8,913
Total Liabilities	1,543,131	1,590,298	1,606,611	1,591,279	1,593,010

Total Stockholders' Equity	116,984	116,882	121,997	134,062	133,699

Total Liabilities and Stockholders' Equity	$1,660,115	$1,707,180	$1,728,608	$1,725,341	$1,726,709

Tangible Book Value per Common Share	$4.46	$4.45	$4.77	$5.49	$5.47

	For the three months ended										Six months Ended
	Jun 30,		Mar 31,		Dec 31,		Sep 30,		Jun 30,		Jun 30,		Jun 30,
	2010		2010		2009		2009		2009		2010		2009

Per Common Share Data:
Basic Earnings per Share	$(0.02)		$(0.31)		$(0.68)		$(0.06)		$(0.20)		$(0.33)		$(3.17)
Diluted Earnings per Share	$(0.02)		$(0.31)		$(0.68)		$(0.06)		$(0.20)		$(0.33)		$(3.17)
Tangible Book Value per Share	$4.46		$4.45		$4.77		$5.49		$5.47		$4.46		$5.47
Cash dividends paid	$—		$—		$—		$—		$—		$—		$—

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.06%		-1.10%		-2.44%		-0.10%		-0.61%		-0.52%		-5.83%
Return on Average Equity (annualized) ROE	0.90%		-15.34%		-31.92%		-1.28%		-7.87%		-7.35%		-64.69%
Return on Tangible Equity (annualized)	0.90%		-15.44%		-32.14%		-1.29%		-7.93%		-7.40%		-76.72%
Net Interest Margin	3.46%		3.41%		3.28%		3.30%		3.05%		3.44%		3.03%
Net Interest Spread	3.32%		3.26%		3.08%		3.10%		2.84%		3.29%		2.81%
Non-interest Income as a % of Revenue	24.64%		22.98%		20.84%		23.93%		17.18%		23.83%		17.36%
Non-interest Income as a % of Average Assets	1.04%		0.94%		0.80%		0.96%		0.59%		0.99%		0.59%
Non-interest Expense to Average Assets	2.93%		2.82%		3.09%		2.91%		3.12%		2.88%		8.33%
Efficiency Ratio	69.19%		68.85%		80.26%		72.09%		90.34%		69.03%		245.79%

Asset Quality:
Nonperforming Loans	$55,477		$50,608		$37,732		$22,697		$17,851		$55,477		$17,851
Nonperforming Assets	$74,258		$70,893		$57,366		$40,766		$35,732		$74,258		$35,732
Nonperforming Loans to Total Loans	4.63%		4.19%		3.07%		1.82%		1.43%		4.63%		1.43%
Nonperforming Assets to Total Assets	4.47%		4.15%		3.32%		2.36%		2.07%		4.47%		2.07%
Allowance for Loan Losses to Period-end Loans	2.47%		2.98%		2.41%		1.67%		1.55%		2.47%		1.55%
Allowance for Loan Losses to Nonperforming Loans (X)	0.53	X	0.71	X	0.79	X	0.92	X	1.09	X	0.53	X	1.09	X
Net Charge-offs to Average Loans (annualized)	3.95%		1.20%		2.92%		1.45%		1.85%		2.58%		1.47%

Capital Ratios:
Equity to Total Assets	7.05%		6.85%		7.06%		7.77%		7.74%		7.05%		7.74%
Tangible Common Equity to Total Tangible Assets (1)	4.52%		4.39%		4.63%		5.34%		5.32%		4.52%		5.32%

Average Balances:
Year to Date
Interest Earning Assets	$1,564,646		$1,573,247		$1,638,171		$1,643,945		$1,665,784
Total Assets	1,695,640		1,704,190		1,767,047		1,774,376		1,800,376
Total Loans	1,215,776		1,222,594		1,272,087		1,280,803		1,295,913
Equity	119,293		121,944		147,652		155,522		162,126
Interest Bearing Liabilities	1,451,099		1,459,636		1,501,705		1,506,867		1,525,524

Quarterly
Interest Earning Assets	$1,556,140		$1,573,247		$1,621,037		$1,600,979		$1,652,424
Total Assets	1,687,184		1,704,190		1,745,299		1,723,224		1,766,553
Total Loans	1,209,033		1,222,594		1,246,223		1,251,076		1,281,309
Equity	116,671		121,944		133,201		133,627		137,019
Interest Bearing Liabilities	1,442,655		1,459,636		1,486,386		1,470,162		1,515,206

Weighted Average Number of Shares Outstanding
Basic	16,814,378		16,806,292		16,789,045		16,791,175		16,791,340		16,810,357		16,785,730
Diluted	16,814,378		16,806,292		16,789,045		16,791,175		16,791,340		16,810,357		16,785,730
Period end outstanding shares	16,812,625		16,818,125		16,787,675		16,791,175		16,793,175		16,812,625		16,793,175

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.